Exhibit 99.2

Amicus Therapeutics Provides Full-Year 2014 Strategic Outlook and Financial Guidance

3 Next-Generation Enzyme Replacement Therapies (ERTs) Expected to Enter Clinic in Next 3 Years, Beginning in 2014

FY14 Cash Spend Guidance of $54-$59 Million — Current Cash Expected to Fund Operations into 2H15

CRANBURY, NJ, January 13, 2014 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of therapies for rare and orphan diseases, today provided its full-year 2014 strategic outlook and financial guidance. John F. Crowley, Chairman and CEO of Amicus, will discuss Amicus’ corporate objectives and key milestones in a presentation at the 32nd Annual J.P. Morgan Healthcare Conference on Thursday, January 16, 2014 at 11:30 a.m. PT (2:30 p.m. ET). A live webcast of the presentation can be accessed through the Investors section of the Amicus Therapeutics corporate web site at http://ir.amicustherapeutics.com/events.cfm, and will be archived for 90 days.

Key Highlights:

•                  Amicus announces “3-in-3” strategy to bring three next-generation Enzyme Replacement Therapies (ERTs) expected to enter the clinic in next three years with lead programs in Fabry, Pompe and Mucopolysaccharidosis I (MPS I)

•                  Preclinical proof-of-concept data for next-generation ERTs for Fabry and Pompe to be featured at Lysosomal Disease Network WORLD Symposium and American College of Medical Genetics (ACMG) meetings in 1H14

•                  Data from global registration studies of migalastat HCl monotherapy for Fabry disease expected to include complete 12- and 24-month data from Study 011 in 2Q14 and 18-month clinical data from Study 012 in 2H14

•                  Current cash projected to fund operating plan into 2H15

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “As we enter 2014, Amicus is strongly positioned to continue our focus on advancing a pipeline of next-generation enzyme replacement therapies for patients with lysosomal storage diseases. There continues to be significant unmet medical needs in how we treat these diseases today. We believe that our CHART platform together with our Callidus technology provide a unique tool set to enhance enzyme activity, increase enzyme uptake into tissues, and potentially address the tolerability and immunogenicity associated with current ERTs. With the strengthening of our biologics business strategy, we are introducing the Amicus 3-in-3 strategy: advancing three next-generation ERTs into the clinic in the next three years.”

Mr. Crowley continued, “We are well-capitalized to move these programs forward and expect our current cash position to fund our operating plan through many value-creating inflection points, including our Fabry next-generation ERT into the clinic this year and our Pompe next-generation ERT into the clinic in 2015. Both of these programs have the potential to markedly improve outcomes for patients.”

2014 Financial Guidance

Cash, cash equivalents, and marketable securities totaled $82.0 million at December 31, 2013 compared to $99.1 million at December 31, 2012. The Company’s balance sheet was strengthened in the fourth quarter of 2013 with a $15.0 million equity financing and a $25.0 million debt financing under which $15.0 million was drawn and $10.0 million remains available. Amicus expects full-year 2014 net cash spend between $54 million and $59 million. The current cash position is projected to fund operations into the second half of 2015.

Program Updates

Amicus owns exclusive global rights to its next-generation ERTs, as well as all applications of its CHART and Callidus technology platforms. In each CHART program, a unique pharmacological chaperone is designed to bind to and stabilize a specific therapeutic enzyme in its properly folded and active form. Through its purchase of Callidus Biopharma, Amicus has also acquired a differentiated peptide tagging technology that can be used to uniquely engineer bio-better ERTs. These platform technologies provide a complementary tool set to design next-generation therapies for enhanced tissue uptake of active enzyme, greater lysosomal activity, more reduction of substrate, and lower immunogenicity compared to current standard of care ERTs.

Next-Generation ERT for Pompe Disease

Amicus is advancing a recombinant human acid-alpha glucosidase (rhGAA) for Pompe disease into late preclinical development. The Company’s acquisition of Callidus Biopharma, brings a differentiated Pompe ERT, designated AT-B200, with a unique carbohydrate structure. In preclinical studies AT-B200 has shown superior uptake and activity when compared to current standard of care. This ERT may be further improved through co-formulation with Amicus’ pharmacological chaperone AT2220 and through the application of the Callidus enzyme targeting technology.

Next-Generation ERT for Fabry Disease

Amicus’ next-generation ERT for Fabry disease consists of a proprietary recombinant human alpha-Gal A enzyme co-formulated with the novel small molecule pharmacological chaperone migalastat HCl. In combination with ERT, migalastat HCl is designed to bind to and stabilize infused alpha-Gal A enzyme, independent of a patient’s genetic mutation. Amicus believes this approach has the potential to benefit all patients with Fabry disease. This chaperone-ERT co-formulated product is expected to enter the clinic in the second half of 2014.

Next-Generation ERT for MPS I

Amicus is leveraging its CHART platform to develop a proprietary human recombinant alpha-L-iduronidase (rhIDUA) enzyme for MPS I. In support of its development of this next-generation ERT, Amicus has received funding of up to $250,000 from a private U.S.-based donor that provides medical research grants to find better treatments and cures for rare genetic disorders, including lysosomal storage diseases.

Migalastat HCl Monotherapy for Fabry Disease

Migalastat HCl monotherapy is being investigated in two ongoing Phase 3 studies for Fabry patients with amenable mutations. Interim 6-month data from the first ongoing Phase 3 study (Study 011) have been reported, and 12-month data from this study are now anticipated in the second quarter of 2014. Top-line, 18-month clinical data from the second ongoing Phase 3 study (Study 012) continue to be anticipated in the second half of 2014.

Novel Small Molecules for Parkinson’s Disease

In September 2013 Amicus and Biogen Idec entered a multi-year collaboration to discover of a new class of small molecules that target the GCase enzyme, for further development and commercialization by Biogen Idec. Biogen Idec is responsible for funding all discovery, development, and commercialization activities. In addition Amicus will be reimbursed for all full-time employees working on the project. Amicus is also eligible to receive development and regulatory milestones, as well as modest royalties on global net sales.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing novel, first-in-class treatments for a broad range of human genetic diseases, with a focus on delivering new benefits to individuals with lysosomal storage diseases. Amicus’ lead programs include the small molecule pharmacological chaperones migalastat HCl as a monotherapy and in combination with enzyme replacement therapy (ERT) for Fabry disease; and AT2220 (duvoglustat HCl) in combination with ERT for Pompe disease.

About Chaperone-Advanced Replacement Therapy (CHART)

The Chaperone-Advanced Replacement Therapy (CHART™) platform combines unique pharmacological chaperones with enzyme replacement therapies (ERTs) for lysosomal storage diseases (LSDs). Amicus is leveraging the CHART platform to develop proprietary next-generation therapies that consist of lysosomal enzymes co-formulated with pharmacological chaperones.

In a chaperone-advanced replacement therapy, a unique pharmacological chaperone is designed to bind to and stabilize a specific therapeutic enzyme in its properly folded and active form. This proposed CHART mechanism may allow for enhanced tissue uptake of active enzyme, greater lysosomal activity, more reduction of substrate, and lower immunogenicity compared to ERT alone. Improvements in enzyme stability may also enable more convenient delivery of next-generation therapies.

Forward-Looking Statements

This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, cash runway, and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors/Media:

Sara Pellegrino

spellegrino@amicusrx.com

(609) 662-5044

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